Exhibit 99.1

Joshua Moore
Vice President — Investor
Relations, Treasury & Corporate
NEWS RELEASE	Finance
FOR IMMEDIATE RELEASE	(972) 409-1527

 Michaels Stores, Inc. Announces Proposed Senior Subordinated Notes Offering

IRVING, Texas — June 5, 2014 — Michaels Stores, Inc. (the “Company”) announced today that it intends to issue $250 million of 5 7/8% senior subordinated notes (the “notes”) due 2020.  These notes will be issued as part of the same series as the $260 million of 5 7/8% senior subordinated notes due 2020 issued in December 2013.

The Company intends to use the net proceeds from this offering to redeem a portion of its outstanding 7 3/4% senior notes due 2018 (the “2018 notes”) and to pay the applicable redemption premium, accrued and unpaid interest and related fees and expenses. The Company is also seeking additional term loans in an aggregate principal amount of $850 million, which, if obtained, it plans to use to redeem the remainder of its outstanding 2018 notes and to pay the applicable redemption premium, accrued and unpaid interest and related fees and expenses. As of May 3, 2014, an aggregate amount of $1.01 billion was outstanding under the 2018 notes. The consummations of the proposed notes offering and additional term loans are subject to market and other conditions. The term loans will also be subject to the closing of an IPO by The Michaels Companies, Inc. There is no assurance that the Company will obtain the additional term loans or redeem the remainder of the 2018 notes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The notes to be offered have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

Irving, Texas-based Michaels Stores, Inc. is North America’s largest specialty retailer of arts and crafts. As of May 3, 2014, the Company owns and operates 1,144 Michaels stores in 49 states and Canada and 118 Aaron Brothers stores, and produces 11 exclusive private brands including Recollections®, Studio Decor®, Bead Landing®, Creatology®, Ashland®, Celebrate It®, Art Minds®, Artist’s Loft®, Craft Smart®,  Loops & Threads® and Imagin8®.

This news release may contain forward-looking statements, including those relating to the proposed offering by Michaels Stores, Inc. (the, “Company”) and the proposed use of proceeds. Important factors that could cause actual results to differ materially from our expectations include, without limitation: the ability of the Company to successfully complete the offering on terms and conditions satisfactory to us; capital market risks; and the impact of general economic or industry conditions. There can be no assurance that the Company will be able to complete the proposed offering on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this news release. Other risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.